Exhibit 99.1

PRESS RELEASE FIDELITY D&D BANCORP, INC. DATE: November 3, 2003

Contact:	Salvatore R. DeFrancesco
Treasurer and Chief Financial Officer
570-504-8000 sdefrancesco@fddbank.com

FIDELITY D & D BANCORP, INC.

REPORTS THIRD QUARTER 2003 FINANCIAL RESULTS

Dunmore, PA – Fidelity D&D Bancorp, Inc., (OTC Bulletin Board: FDBC), parent company of the Fidelity Deposit and Discount Bank, announced net income for the third quarter ended September 30, 2003 of $684 thousand, a $248 thousand decrease as compared to net income of $933 thousand during the third quarter of 2002. Earnings per diluted share were $0.38 and $0.51 for the third quarter ended September 30, 2003 and 2002, respectively.

Total interest income decreased by $1.8 million or 20.7% from $8.6 million for the third quarter of 2002 to $6.8 million for the quarter ended September 30, 2003. Market interest rates continued to decline during the year, adversely affecting yield on earning assets, resulting in a reduction of interest income. Interest expense decreased by $1.1 million or 23.4%, from $4.5 million for the third quarter of 2002 to $3.4 million for the quarter ended September 30, 2003. Rates paid on deposits have also decreased as market deposit rates declined throughout the year. However, the interest expense reduction did not fully offset the reduced interest income for the quarter. The level of interest expense reduction was suppressed from the contractual inability to reprice long-term borrowings and certain long-term high-cost time deposits. As a result, net interest income decreased to $3.4 million for the quarter ended September 30, 2003, an overall decrease of $722 thousand or 17.7% over the quarter ended September 30, 2002.

The Company has focused on increasing fee based revenue from traditional banking and financial services, along with mortgage banking opportunities, which contributed to the other income growth of $284 thousand or 38.5% over third quarter 2002. Other operating expenses decreased $97 thousand or 1.0% over the same period in 2002. Although certain costs increased from additional personnel expense and depreciation, other net operating expenses declined throughout the quarter.

The Company reported a reduction of 1.7% in total assets from $578.0 million at December 31, 2002 to $568.5 million at September 30, 2003. Investments were $139.4 million and net loans totaled $380.1 million at September 30, 2003. Total deposits were $409.4 million at September 30, 2003.

Stockholders’ equity at September 30, 2003 increased to $45.3 million from $45.2 million at December 31, 2002. The growth in stockholders’ equity of $41 thousand resulted from the retention of net income after dividends and the increase in common stock issued through the dividend reinvestment plan less the $106 thousand increase in treasury stock holdings and $1.3 million reduction in accumulated other comprehensive income.

Dividends declared by the Company during the third quarter of 2003 were $399 thousand, of which $132 thousand was reinvested through the dividend reinvestment plan. For the same period in 2002, $381 thousand of dividends was declared with $120 thousand reinvested through the dividend reinvestment plan.

The Fidelity Deposit and Discount Bank has twelve community banking offices and twenty-two ATM locations in Lackawanna and Luzerne Counties.

For more information visit our web site at www.the-fidelity.com .

This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. These factors include the possibility that increased demand or prices for the company’s financial services and products may not occur, changing economic and competitive conditions, technological developments and other risks and uncertainties, including those detailed in the company’s filings with the Securities and Exchange Commission.